Exhibit 23.5

November 22, 2016

Advanced Semiconductor Engineering, Inc.

The Board of Directors

26 Chin Third Road,

Nantze Export Processing Zone, Nantze,

Kaohsiung, Taiwan, Republic of China

Consent of Independent Expert

Dear Sirs:

I consent to the reference of my opinions delivered to the Board of Directors of Advanced Semiconductor Engineering, Inc. on May 25, 2016 and June 29, 2016, respectively, with respect to the fairness from a financial point of view of the consideration provided pursuant to the proposed share exchange involving Advanced Semiconductor Engineering, Inc. and Siliconware Precision Industries Co., Ltd. appearing herein by reference to my name under the headings “Summary—Opinions of ASE’s Independent Expert,” “Special Factors—Background of the Share Exchange; Past Contacts; Negotiations,” “Special Factors—Recommendation and Approval of the ASE Board and Reasons for the Share Exchange,” “Special Factors—Opinions of ASE’s Independent Expert,” and to the inclusion of my opinions as Annex B-1 and Annex B-2 to the proxy statement/prospectus included in the Registration Statement.

Yours faithfully,

/s/ Ji-Sheng Chiu

Mr. Ji-Sheng Chiu, Certified Public Accountant

Crowe Horwath (TW) CPAs Firm

Taiwan, Republic of China